Exhibit 23.01

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-33564, 333-63315 and 333-73150) pertaining to the 401(k) Savings and Investment Plan of Oracle Corporation of our report dated May 7, 2004, with respect to the financial statements and schedule of the Oracle Corporation 401(k) Savings and Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

San Francisco, California
June 25, 2004